Press release

RBC Bearings Incorporated Announces Fiscal 2014 Fourth Quarter Results

Oxford, CT – May 28, 2014 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2014.

Fourth Quarter Highlights

	Fiscal 2014		Fiscal 2013		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$113.7		$103.0		10.4%
Gross margin	$45.2		$40.7		11.2%
Gross margin %	39.8%		39.5%
Operating income	$25.2		$15.8	$22.7	59.8%	11.1%
Operating income %	22.1%		15.3%	22.0%
Net income	$18.2	$17.1	$10.6	$15.9	72.1%	7.6%
Diluted EPS	$0.78	$0.73	$0.46	$0.69	69.6%	5.8%

(1) Results exclude items in reconciliation below.

Full Year Highlights

	Fiscal 2014		Fiscal 2013		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$418.9		$403.1		3.9%
Gross margin	$164.8		$152.9		7.8%
Gross margin %	39.3%		37.9%
Operating income	$88.7	$90.7	$78.1	$85.0	13.5%	6.7%
Operating income %	21.2%	21.7%	19.4%	21.1%
Net income	$60.2	$59.9	$56.3	$55.5	6.9%	7.9%
Diluted EPS	$2.59	$2.58	$2.47	$2.43	4.9%	6.2%

(1) Results exclude items in reconciliation below.

“Our fourth quarter and fiscal 2014 earnings marked all-time highs across several key metrics including net sales, gross margin, and net income,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “These record results showed sustained year-over-year growth driven by strong execution, continued aerospace demand and improving industrial markets at the end of the fiscal year. We are also pleased to have recently announced a special dividend for our shareholders, reflective of our financial strength and continued confidence in the future for RBC Bearings.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2014 were $113.7 million, an increase of 10.4% from $103.0 million in the fourth quarter of fiscal 2013. Aerospace and defense markets increased 12.9% driven by commercial aircraft build rates and the inclusion of two acquisitions, WPA and TCI. Our industrial sales increased 7.3% driven by energy, construction, and general industrial activity and the favorable impact of one acquisition, CMP. Excluding military vehicle sales of $1.6 million in fiscal 2013, the increase in industrial sales was 11.3%. Gross margin for the fourth quarter was $45.2 million compared to $40.7 million for the same period last year. Gross margin as a percentage of net sales was 39.8% in the fourth quarter of fiscal 2014 compared to 39.5% for the same period last year.

SG&A for the fourth quarter of fiscal 2014 was $19.6 million, an increase of $2.3 million over $17.3 million for the same period last year. The increase of $2.3 million was primarily attributable to an increase of $1.0 million associated with the addition of three acquisitions, $0.3 million in incentive compensation expense, $0.6 million in personnel-related expenses and $0.4 million in professional and other expenses. As a percentage of net sales, SG&A was 17.2% for the fourth quarter of fiscal 2014 compared to 16.8% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2014 totaled $0.5 million compared to $7.6 million for the same period last year. For the fourth quarter of fiscal 2014 other operating expenses consisted mainly of $0.5 million of amortization of intangibles. For the same period last year, other operating expenses consisted of $6.7 million related to the consolidation and restructuring of large bearing facilities, amortization of intangibles of $0.4 million, and $0.5 million in costs associated with asset disposals and other items.

Operating income for the fourth quarter of fiscal 2014 was $25.2 million compared to operating income of $15.8 million for the same period last year. As a percentage of net sales, operating income was 22.1% compared to 15.3% for the same period last year. On an adjusted basis, operating income for the fourth quarter of fiscal 2014 was $25.2 million compared to adjusted operating income of $22.7 million for the same period last year. As a percentage of net sales, operating income was 22.1% compared to an adjusted 22.0% for the same period last year.

Interest expense, net for the fourth quarter of fiscal 2014 was $0.2 million compared to $0.2 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2014 was $6.7 million compared to $5.0 million for the same period last year. Our effective income tax rate for the fourth quarter of fiscal 2014 was 26.7% compared to 32.0% for the same period last year. Excluding discrete tax benefits in the fourth quarter fiscal 2014 and 2013 of $1.1 million and $0.2 million, respectively, our effective income tax rate for the fourth quarter of fiscal 2014 would have been 31.1% compared to 29.1% for the fourth quarter of fiscal 2013.

Net income for the fourth quarter of fiscal 2014 was $18.2 million compared to $10.6 million for the same period last year. Excluding the discrete tax benefit in the fourth quarter of fiscal 2014, net income would have been $17.1 million compared to an adjusted net income of $15.9 million for the same period last year, a 7.6% increase year over year.

Diluted EPS for the fourth quarter of fiscal 2014 was 78 cents per share compared to 46 cents per share for the same period last year. On an adjusted basis, diluted EPS for the fourth quarter of fiscal 2014 was 73 cents per share compared to an adjusted 69 cents per share for the same period last year.

Backlog, as of March 29, 2014, was $218.4 million compared to $216.5 million as of March 30, 2013.

Special Dividend

On May 16, 2014, the board of directors declared the payment of a special dividend to shareholders of $2.00 per common share or a total cash outlay of approximately $46.0 million. The special dividend is payable on June 13, 2014, to shareholders of record on May 30, 2014. The ex-dividend date is May 28, 2014. The board of directors opted for a special dividend payment, rather than a regular reoccurring dividend, to allow greater flexibility given the Company’s pipeline of attractive growth opportunities. The board will, however, consider the use of additional special cash dividends in the future as circumstances warrant.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-703-6107 (international callers dial 857-244-7306) and enter conference ID # 82390053. An audio replay of the call will be available from 3:00 p.m. ET on Wednesday, May 28th until 11:59 p.m. ET on Wednesday, June 4th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 77007536. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,361 people and operates 26 manufacturing facilities in five countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013
Net sales	$113,718	$103,006	$418,886	$403,051
Cost of sales	68,477	62,326	254,089	250,122
Gross margin	45,241	40,680	164,797	152,929

Operating expenses:
Selling, general and administrative	19,572	17,315	71,969	65,751
Other, net	490	7,612	4,178	9,077
Total operating expenses	20,062	24,927	76,147	74,828

Operating income	25,179	15,753	88,650	78,101

Interest expense, net	249	189	1,019	868
Other non-operating (income) expense	42	6	(122)	(2,955)
Income before income taxes	24,888	15,558	87,753	80,188
Provision for income taxes	6,685	4,983	27,545	23,846
Net income	$18,203	$10,575	$60,208	$56,342

Net income per common share:
Basic	$0.79	$0.46	$2.63	$2.52
Diluted	$0.78	$0.46	$2.59	$2.47

Weighted average common shares:
Basic	22,976,336	22,743,352	22,874,842	22,401,068
Diluted	23,359,817	23,070,315	23,244,241	22,810,793

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	March 29,	March 30,	March 29,	March 30,
Adjusted Operating Income:	2014	2013	2014	2013
Reported operating income	$25,179	$15,753	$88,650	$78,101
Consolidation and restructuring of large bearing facilities	-	6,738	1,498	6,738
Costs associated with acquisitions	-	-	501	-
Fixed asset disposals	-	180	43	180
Adjusted operating income	$25,179	$22,671	$90,692	$85,019

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	March 29,	March 30,	March 29,	March 30,
Adjusted Net Income Per Common Share:	2014	2013	2014	2013
Reported net income	$18,203	$10,575	$60,208	$56,342
Consolidation and restructuring of large bearing facilities (1)	-	5,434	987	5,434
Costs associated with acquisitions (1)	-	-	328	-
Fixed asset disposals (1)	-	118	28	118
CDSOA payment (1)	-	-	-	(2,368)
Discrete tax benefit	(1,054)	(192)	(1,659)	(3,997)
Adjusted net income	$17,149	$15,935	$59,892	$55,529

(1)	Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.75	$0.70	$2.62	$2.48
Diluted	$0.73	$0.69	$2.58	$2.43

Weighted average common shares:
Basic	22,976,336	22,743,352	22,874,842	22,401,068
Diluted	23,359,817	23,070,315	23,244,241	22,810,793

	Three Months Ended		Twelve Months Ended
	March 29,	March 30,	March 29,	March 30,
Segment Data, Net External Sales:	2014	2013	2014	2013
Plain bearings segment	$60,190	$55,797	$223,099	$215,963
Roller bearings segment	29,895	27,457	115,806	115,021
Ball bearings segment	15,846	11,220	49,555	41,366
Other segment	7,787	8,532	30,426	30,701
	$113,718	$103,006	$418,886	$403,051

	Three Months Ended		Twelve Months Ended
	March 29,	March 30,	March 29,	March 30,
Selected Financial Data:	2014	2013	2014	2013
Depreciation and amortization	$3,679	$3,645	$14,987	$14,719

Incentive stock compensation expense	$1,534	$1,275	$5,834	$5,288

Cash provided by operating activities	$12,010	$17,038	$47,975	$66,262

Capital expenditures	$6,298	$11,213	$28,920	$42,017

Total debt			$10,447	$10,300

Cash and short-term investments			$123,626	$115,778

Backlog			$218,388	$216,510